Exhibit 5.3

         MAYER
BROWN
ROWE
& MAW

Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrownrowe.com

January 31, 2007

TransCanada Corporation
450 - 1st Street S.W.
Calgary, Alberta, Canada, T2P 5H1

Ladies and Gentlemen:

        We hereby consent to the references to this firm under the caption "Legal Matters" in the prospectus included as part of the registration statement on Form F-10 (Registration No. 333-140150) of TransCanada Corporation.

Very truly yours,
/s/ Mayer, Brown, Rowe & Maw LLP Mayer, Brown, Rowe & Maw LLP

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Mayer, Brown, Rowe & Maw LLP operates in combination with our associated
English limited liability partnership in the offices listed above.